EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2003 Stock Plan, as amended, of our reports dated March 15, 2005, with respect to the consolidated financial statements of SuperGen, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, SuperGen, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SuperGen, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
July 29, 2005